U.S. SECURITIES AND EXCHANGE COMMISSION

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

                    Fluid Solutions, Inc.

(Name of Small Business Issuer in its charter)

Nevada	80-0250289
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Ampelon 3
Kilkis,Greece	61100
(Address of principal executive offices)	Zip Code)

     +30 234 10 70 411

Issuer’s Telephone Number

Securities to be registered under Section 12(g) of the Act:

Title of each class	Name of each exchange on which
To be so registered	each such class is to be registered
___________________________________________	____________________________________________
NONE	NONE

Common Stock, $0.001 par value

----------------------------------------

(Title of class)

Indicate by check mark whether the registrant is a large accelareated filer, anon –accelerated filer, or a smaller reporting company.   See definitions of large accelerated filer, accelerated filer and smaller reporting company in Section 12b-2 of the Exchange Act.

Large accelerated filer ___

Accelerated filer   _   _

Non-accelerated filer     __

Smaller reporting company       X__

Item 1.  BUSINESS

Business Development

The Company was incorporated in Nevada on December 11, 2007.  The Company’s fiscal year end is December 31.  The Company has never been in bankruptcy, receivership or any similar proceeding.

Business

People increasingly are turning to bottled water, making it a $4 billion-a-year business in the United States alone.  Millions of people are willing to pay 240 to over 10,000 times more per gallon for bottled water than we do for tap water -- though we probably rarely think of it that way. However, some bottled water contains bacterial contaminants, and several brands of bottled water contain synthetic organic chemicals (such as industrial solvents, chemicals from plastic, or trihalomethanes -- the by-products of the chemical reaction between chlorine and organic matter in water) or inorganic contaminants (such as arsenic, a known carcinogen) in at least some bottles.

In Europe, the term “Natural Mineral Water” is a legal definition, which not only guarantees standards, but gives assurance of exactly what it is you are buying.  In order to carry the title of “Natural Mineral Water”, bottled water must comply with a strict European Directive.

A Natural Mineral Water must come from an identified and protected source and is the only water guaranteed to be consistent in composition, microbiologically safe and naturally wholesome without any treatment.

The above characteristics, apart from safety that applies to all waters of course, is what makes the difference in comparison to other types of bottled water, spring and especially table water, which is usually treated tap water.  It is the uniqueness in composition, purity and taste that make it a quality product and the only water that can have a strong health argument due to its mineral components

The global consumption of bottled mineral water is increasing by an average of 10% per year, which makes it the most dynamic sector in the food industry.  This consumption was approximately 150 billion liters in 2005, with Europe being the leading consumer with close to 50% of the global volume, followed by the US with just over 20% and the balance being divided to the rest of the world.  On a national scale though, according to the Beverage Marketing Corporation, the 10 largest national consumers account for more than 75% of world consumption.

The above indicates a great disparity which explains the annual growth rates of 15% in the Asia-Pacific regions and 13.5% in Latin America and the Gulf part of the Middle-East, according to Euromonitor, a leading statistical service.  The growing health trend and concern over the quality of tap water are the main contributing factors behind this growth.  In many countries is even the lack of natural water being substituted with desalinated water or over-chlorinated treated water, as is the case in many countries of the Middle-East and North Africa, which leads people to use bottled water.

Overall the picture that emerges is that regional markets differ in growth rates and patterns for various reasons, except for the universally common reason that bottled water is consumed due to health considerations.

Marketing

The targeted markets for sales are mainly international, where the bulk of the production is planned to be sold, with Europe and the MENA (Middle East-North Africa) countries having priority, with the domestic market receiving the balance.

In reference to Europe, one of the regional markets that we focus on, Greece’s relations with all the countries, members of the E.U. and non-members are exceptional, in all aspects, political, cultural, social and economic.  Europe represents for Greece its major trading partner, with over 60% of all its foreign trade export and import, in goods and services.   Also over 65% of all incoming tourism originates from European countries, while an estimated 40% of all Greek high school graduates every year that do not gain entry into the university, move to a European country and enroll in a college or university in order to do undergraduate work.

In relation to the MENA region, Greece maintains long lasting and very good to excellent political and diplomatic relations with all countries. The cultivation of strong cultural and social relations is an old tradition, while mutual trade goes back to antiquity and continues even stronger today.

In general, an unbiased observer would agree, that in today’s world with all the problems and possible points of conflict between many of the region’s countries and most of the western countries, Greece constitutes one the few western countries that could carry on trade relations with all of them without any problems or even difficulties.  This is an advantage, possibly not easily calculable or measurable in financial terms, but an advantage nonetheless that should be considered seriously and taken into account by all persons evaluating this plan.

Market Profiles

As a general statement, the two regions, each due to their various market conditions and needs, offer unique growth potential for mainstream as well as niche types of bottled natural mineral water.  A brief description of those conditions and needs is given below.

The European Market

Europe represents a maturing, in most countries, market but still growing with stable rates and is forecasted to exceed a value of 22 billion US dollars, according to Zenith International, the well known bottled water industry consulting firm. European consumers place great importance to quality and taste, along with health and wellness. The chairman of the Natural Mineral Water Information Service said:” Consumers are increasingly conscious of the benefits of water as far as health, hydration and beauty are concerned. There is a gradual cultural change and increased acceptance of bottled water”.   Also they do not hesitate to try new products entering the market, in order to compare with more known ones, giving the newcomers a valuable chance to get into the market and try for a share. It is a remarkable consumer behavior trait that baffles the giants of the industry but on which newcomers really depend on.

In terms of market accessibility, due to the European community laws, there is complete freedom of movement of goods without any tariff, health, or other restrictions and of course no excise or import taxes. The only tax levied is the value added tax (VAT) on the consumer side.

In terms of market proximity and delivery methods and capabilities, while air cargo is ruled out due to its cost, there exists a choice of containerized boat and rail cargo and trucking options. Boat and rail are the cheaper alternatives in the case of very big shipments to limited destinations, with longer delivery times. Trucking on the other hand, without being much more expensive, due to wide availability of many empty Europe bound trucks, offers more flexibility and most of all, speed.    For example, a truck leaving the plant’s warehouse in the morning and thru the port of Patra 70 miles away and crossing by ferry to Italy, can be in Frankfurt, Germany the following evening or next day’s morning, maximum.  This lead time represents a very competitive distance/time ratio, even for highly perishable goods, at a cost very similar to that of an Italian bottling company shipping to Frankfurt, Germany.

The MENA region Market

In the Middle East countries to a great extend and the North Africa countries to an even greater extend, the surging demographic situation on one hand and the severe depletion of freshwater supplies on the other, combined with mostly wasteful and unhealthy public tap water systems, create a situation of very pressing needs for clean drinking and cooking water.

Combine all those factors with the fact that water as a commodity is virtually inelastic-as prices rise, consumption does not decrease- and one has all the ingredients for a real explosion in demand.

According to Zenith International again, bottled water consumption per capita in the Middle East for the five year time period, 1999-2004, more than doubled  going from 16.2 liters to 36.5liters per year.  It is an impressive growth rate but still a very low consumption volume.    Therefore a very high growth potential exists, considering the needs for clean potable water in one of the hottest regions of the world and one of the poorest in freshwater resources. They are estimated at 1/5 of the world average, according to IRC, the International Resources Center, in the Netherlands.

A good portion of that demand will be covered in the future with bottled water as those resources dwindle even more and household incomes increase.

The case of Lebanon, with a per capita consumption of 120 liters/year, in 2005, is a good example and that of the United Arab Emirates(UAE), where consumption per capita, in 2005 was 215 liters/year, is an even better one to indicate how much consumption can grow.

The demand for bottled water in the region is increasing, as also increasing is the presence of all the multinational industry giants such as Nestle, Danone, Coca- Cola and Pepsi. Along with them, many other smaller companies from different countries are entering the market.

In terms of accessibility, Greece by means of treaties and commercial agreements, either as member of the E.U. or bilaterally, has no tariffs or restrictions of any kind imposed on bottled water and similar products.

In terms of proximity and easiness of market reach, the country’s geographical position offers the company a unique advantage over other European competitors. In addition, the location of the company’s plant site in the far south of the country further enhances that advantage even in relation to domestic competitors.  For example, the port of Piraeus, which is only 100 miles from the plant site, offers very frequent container service, by many ship lines.  Most of the major Middle East ports lie on the Mediterranean Sea and are reached within 2-3 days and North Africa ports within 2-4 days.

Another alternative is the port of Kalamata, which is only 55 miles away and provides chartered container service to all MENA countries with ports on the Mediterranean Sea, with better or similar delivery times.

Shipping market research has indicated that freight cost savings to customers in that region, for shipments ex-Piraeus, can be as high as 65-75% if shipments come from France and Germany respectively, 50-55% from Central Europe, 35-45% from N.Italy and Switzerland and 20-25% from northern Greece.

Bottled water is a product for which freight cost represents a very considerable part of the total cost and weighs heavily on wholesale price determination. The bottom line being that it can make the difference in the wholesaler’s final choice among suppliers, other independent factors excluded.

Employees

We currently employ one management level employee.  The Company may require additional employees in the future. There is intense competition for capable, experienced personnel and there is no assurance the Company will be able to obtain new qualified employees when required.

The Company believes its relations with its employees are good.

Patents

The Company holds no patents for its products.

Government Regulation

The Company will be required to comply, and it is our policy to comply, with applicable laws in the United States, Europe, The Middle East and Africa. Mineral water and flavored waters are subject to a number of strict federal, state and industry regulations. These serve to ensure that the product is consistent in public safety and quality. The United States Food and Drug Administration (FDA) regulates flavored waters as a packaged food product. Flavored waters also must meet state regulations that, in some cases, are more stringent than the prevailing FDA and EPA standards. The FDA also regulates the labeling of our products. We do not expect to encounter any regulatory action as a result of our plan of operations.

The production, distribution, and sale in the United States of many of the Company’s products will be subject to the Federal Food, Drug and Cosmetic Act; the Occupational Safety and Health Act; the Lanham Act; various environmental statutes; and advertising, labeling and ingredients of such products.

In many respects, the European Union's (EU's) bottled water standards are more strict that the United States:  The EU has set limits for total bacteria count, which the FDA does not. Moreover, the EU's bottled mineral water rules ban all parasites and pathogenic microorganisms, E. coli or other coliform bacteria, fecal streptococci (e.g., Streptococcus faecalis, recently renamed Enterococcus faecalis), Pseudomonas aeruginosa, or sporulated sulphite-reducing anaerobes, whereas FDA's rules include no such bans. Additionally, unlike the FDA rules, EU rules require natural mineral water's labels to state the waters' "analytical composition, giving its characteristic constituents" and the specific water source and name, and information on certain treatments used. The EU mineral water rules further forbid use of more than one brand label per source of water and generally prohibit labels from making any claims about the prevention, treatment or cure of human illness. No such provisions are included in FDA rules. Similarly, the EU new general standards for all bottled water generally are far stricter than FDA rules, and FDA's standards for certain chemicals (such as arsenic) are weaker than World Health Organization (WHO) guidelines for drinking water.

Competition

The beverage industry is highly competitive, although it may be undergoing a substantial change with regards to consumers and U.S regulatory bodies that are increasingly recommending health conscious diets. The principal areas of competition are pricing, packaging, development of new products and flavors, and marketing campaigns. Our products will compete with a wide range of drinks produced by a relatively large number of manufacturers, most of which have substantially greater financial, marketing, and distribution resources that we do.

FORWARD LOOKING STATEMENTS

This registration statement contains forward-looking statements. The Company’s expectation of results and other forward-looking statements contained in this registration statement involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expected are the following: business conditions and general economic conditions, competitive factors, such as pricing and marketing efforts, and the pace and success of product research and development. These and other factors may cause expectations to differ.

Item 1A.  RISK FACTORS

We are subject to various risks which may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

We are a relatively young company with no operating history

Since we are a young company, it is difficult to evaluate our business and prospects. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment. Our future operating results will depend on many factors, including the ability to generate sustained and increased demand and acceptance of our products, the level of our competition, and our ability to attract and maintain key management and employees. While management believes their estimates of projected occurrences and events are within the timetable of their business plan, there can be no guarantees or assurances that the results anticipated will occur.

We expect to incur net losses in future quarters.

If we do not achieve profitability, our business may not grow or operate. We may not achieve sufficient revenues or profitability in any future period. We will need to generate revenues from the sales of our products or take steps to reduce operating costs to achieve and maintain profitability. Even if we are able to generate revenues, we may experience price competition that will lower our gross margins and our profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis.

We may require additional funds to operate in accordance with our business plan.

We may not be able to obtain additional funds that we may require. We do not presently have adequate cash from operations or financing activities to meet our long-term needs.  If unanticipated expenses, problems, and unforeseen business difficulties occur, which result in material delays, we will not be able to operate within our budget. If we do not achieve our internally projected sales revenues and earnings, we will not be able to operate within our budget. If we do not operate within our budget, we will require additional funds to continue our business. If we are unsuccessful in obtaining those funds, we cannot assure you of our ability to generate positive returns to the Company. Further, we may not be able to obtain the additional funds that we require on terms acceptable to us, if at all. We do not currently have any established third-party bank credit arrangements. If the additional funds that we may require are not available to us, we may be required to curtail significantly or to eliminate some or all of our development, manufacturing, or sales and marketing programs.

If we need additional funds, we may seek to obtain them primarily through equity or debt financings. Such additional financing, if available on terms and schedules acceptable to us, if available at all, could result in dilution to our current stockholders and to you. We may also attempt to obtain funds through arrangement with corporate partners or others. Those types of arrangements may require us to relinquish certain rights to our intellectual property or resulting products.

We are highly dependent on Pantelis Zachos, our President and CEO. The loss of Mr. Zachos, whose knowledge, leadership, and technical expertise upon which we rely, would harm our ability to execute our business plan.

We are largely dependent on Pantelis Zachos, our President and CEO, for specific proprietary technical knowledge and the Company market knowledge. Our ability to successfully market and distribute our products may be at risk from an unanticipated accident, injury, illness, incapacitation, or death of Mr. Zachos. Upon such occurrence, unforeseen expenses, delays, losses and/or difficulties may be encountered.  Our success may also depend on our ability to attract and retain other qualified management and sales and marketing personnel. We compete for such persons with other companies and other organizations, some of which have substantially greater capital resources than we do. We cannot give you any assurance that we will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable us to conduct our business.

There is currently no market for our common stock and one may never develop.  Therefore, investor’s holdings in our common stock may be illiquid.

While we do intend to file a Form 211 through a market maker with the NASDAQ Stock Market to establish a quote for our common stock on the over-the-counter bulletin board, there is no assurance that the bulletin board or any other quotation medium will quote our common stock, or that a market will ever develop.  If a market never develops for our common stock, it may be difficult or even impossible for investors to sell their common stock.

Our directors and executive officers beneficially own a substantial amount of our common stock.

Accordingly, these persons will be able to exert significant influence over the direction of our affairs and business, including any determination with respect to our acquisition or disposition of assets, future issuances of common stock or other securities, and the election or removal of directors. Such a concentration of ownership may also have the effect of delaying, deferring, or preventing a change in control of the Company or cause the market price of our stock to decline. Notwithstanding the exercise of their fiduciary duties by the directors and executive officers and any duties that such other stockholder may have to us or our other stockholders in general, these persons may have interests different than yours.

We do not expect to pay dividends for the foreseeable future.

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of our common stock.

We expect to be subject to SEC regulations and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and other trading market rules, are creating uncertainty for public companies.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest appropriate resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

There is Substantial Doubt About Our Ability to Continue as a Going Concern, which Means that We May Not Be Able to Continue Operations Unless We Obtain Additional Funding

The report of our independent accountants on our September 30, 2008 financial statements included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to recurring losses and working capital shortages. Our ability to continue as a going concern will be determined by our ability to obtain additional funding. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our Common Stock May Be Affected By Limited Trading Volume and May Fluctuate Significantly

Prior to this offering, there has been no market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. Substantial fluctuations in our stock price could significantly reduce the price of our stock.

Our Sole Officer and Director Has the Ability to Exercise Significant Influence Over Matters Submitted for Stockholder Approval and Their Interests May Differ From Other Stockholders

Our sole executive officer and director has significant influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, acquisitions, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these executive officers and directors may differ from the interests of the other stockholders.

Item 2.  FINANCIAL INFORMATION

PLAN OF OPERATIONS

In Europe growth rates are lower from the global average, due to maturing markets in some countries, such as Italy, France and Germany. A strong emerging trend though for taste, quality and wellness make especially mineral water more popular with higher growth rates and higher value over other types of bottled water.  Mineral water is the main reason that makes Europe the most appealing market when it comes to the value of production and the per capita consumption.

The value of the western European production is more than twice as much as the American production, where mineral water is consumed much less, according to Zenith International, the most authoritative consulting organization to the bottled water industry.

In the Middle-East and North Africa region on the other hand growth rates are much higher and they are forecasted to continue strong as:

1.

Household incomes rise and people can afford to buy more bottled water.

2.

Health concerns over the quality and safety of tap water insist strongly and

3.

The rapid depletion of fresh water reserves forces water utilities to use sources of questionable origin or turn increasingly to desalinated water, causing people to switch progressively to bottled water, at least for drinking.

The criteria used in selecting the choice of spring and bottling location include the following:

a. The geographic, political and social suitability of the country of location in which to make its investments.

b. The history and track record of the country in investment protection from a variety of threats.

c. The existence of an economic environment favorable to private enterprise, with built-in incentives, laws and institutions, to promote it and safeguard it.

d. The availability of a skilled workforce, an efficient banking system, organized infrastructures, etc. for the proper set up and operation of the projects to be developed.

e. The presence of markets, domestic and mostly international, with immediate sales opportunities and growth potential, easy accessibility and physical proximity, for the maximization of the success prospects of all the products to be developed.

f. The state of relations, political, social and economic between the country of location and the countries whose markets present those sales opportunities and growth potential.

Greece, situated at the tip of southeast Europe, is literally at the boundary of these two key regions, Europe and the MENA countries.  It is strategically placed for the transport of goods by air, land and sea, with ample transport capacity and facility capabilities in all three areas, well connected with all the countries in the regions of concern.

Being an old member country of the European Union, it enjoys all the rights and benefits that a full membership entails.  This long membership had also a very positive effect towards the development of a “western mentality” in the workings of government and public agencies, in the business outlook and mode of operation of the private sector and the life style of the local population at large.  It has a tradition of stable democratic governance and offers a favorable climate for business operations and investments supported by specific laws and institutions.

The business environment is that of any modern economy, the banking system is quite modern and efficient; the professional and worker populations are well educated and trained, while wages and salaries are well below the European average at 50-55% in the towns and small cities and at 65-70% in the large cities. As to the taxation regime, corporate earnings are taxed with 25%, a much lower rate from most European countries, regional(state) taxes do not exist and municipal taxes are minimal.

In terms of incentives, the government in conjunction with the EU offers subsidies in the form of grants or generous tax breaks for new plants and related installations, the purchase of capital goods, the specific job training of personnel, and other relevant investments, through various programs.

The possible benefits on the project of the above incentives are not reflected in the present plan because they cannot be calculated and quantified at this stage.  This is due to the nature of existing regulations and conditions, which do not allow the exact calculation of benefits in absolute figures, before the implementation of the project has progressed to a considerable extend or even finalized. It is then, when compliance is reviewed and capital outlays are approved by the public agency in charge of the program, that a calculation of benefits can be quantified and submitted for final approval. Once final approval has been granted then is only possible to access the benefits in exact figures.

The fact however remains that an incentives regime exists and whatever benefits are derived will strengthen the company’s position among its competitors and enhance its competitiveness in the market, considerably.  It is a major parameter, in the location evaluation process, which the company evaluated as a tactical future advantage.

The Company must first locate a natural mineral water source and determine the location nearby the source to construct a bottling plant.  When the Company has identified the source of the mineral water and location of the bottling plant, it will apply to the Greek government for the required operational licenses and then commence construction of the bottling plant and thereafter begin bottling water.

Item 3.  PROPERTIES

The Company’s properties are limited at the present time to its offices in Greece.  The Company considers its existing facilities to be adequate for its current needs.

Item 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of the Company’s Common stock as of July 30, 2008, by (I) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common stock, (ii) each director of Fluid Solutions, Inc., (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

Name and Address	Number of Shares	Percentage Owned

Pantelis Zachos Ampelon 3 Kilkis, Greece	20,000	66.66%

John Golomazos Ampelon 3 Kilkis, Greece	0	0%

Officers and Directors as a Group	20,000	66.66%

Item 5. DIRECTORS AND EXECUTIVE OFFICERS

The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected.  The officers serve at the pleasure of the Board of Directors.

The current executive officers, key employees and directors of the Company are as follows:

Name

Age

Position

Pantelis Zachos

56

CEO, CFO, Director

John Golomazos

58

Secretary, Director

Pantelis Zachos.  Mr. Zachos started his career, upon his move to Europe in 1980, as export sales manager at Lortex S.A., a consumer textiles multinational company, with headquarters in Greece and trading activities in Europe and the Middle East.

In 1989, he joined Union Agencies S.A., a multinational import-export company as V.P. in charge of all international trading and their financing activities.

In 1993, he started his own company Unimex Ltd., which operated as buying representative of major European wholesale and retail companies, for their buying programs, in most countries of south-east Europe. In addition the company provided consulting services, for merchandising and import financing arrangements, to its customers.

In 2000, after having built an extensive network of personal acquaintances and business associates in south-east Europe, he became active advising on investments, in a stabilized emerging region with promising growth potential.

Since 2003 those services have expanded into coordinating the financing and supervising the development and operations of projects that focus on commercializing the use of natural resources, namely renewable forms of energy such as solar and wind and drinking water.

Mr. Zachos formal higher education includes undergraduate work in International Relations and Economics and graduate work in Public and Business Administration at CSU-Long Beach and UCLA.  Mr Zachos has also, through the years, attended numerous conferences and seminars on International Trade and Finance in many European countries and the U.S.

John Golomazos.  Mr. Golomazos has been Secretary and Director of the Company since August 2008.  Since 1999, he has served as an outside consultant to Nestle Waters.  From 1998 trhough 1994, he acted as the General Manager of Korpi Waters, the first mineral water bottling operation in Greece, which was acquired by Nestle in 1994.  He continued as General manager until 1999.  Mr. Golomazos holds Chemical and Metallurgy Engineering Degrees from Athens Polytechnic University.

Item 6.  EXECUTIVE COMPENSATION

The following table provides information as to cash compensation of all officers of the Company, for each of the Company’s last two fiscal years.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Pantelis Zachos, President	2008	$0	$0	$0	$0	$0	$0	$0
John Golomazos, Secretary	2008	$0	$0	$0	$0	$0	$0	$0

The following table provides information concerning the compensation of the directors of the Company for the past fiscal year:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total

Pantelis Zachos	$0	$0	$0	$0	$0	$0	$0

John Golomazos	$0	$0	$0	$0	$0	$0	$0

EMPLOYMENT AGREEMENTS

The Company has not entered into any employment agreements with any of its employees, and employment arrangements are all at the discretion of the company’s board of directors.

Item 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 11, 2007, 20,000 shares of common stock were issued to officer and director Pantelis Zachos, pursuant to Section 4(2) of the Securities Act of 1933.

Item 8.  LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or to which the property interests of the Company is subject.

Item 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The Company's common stock is not listed or quoted at the present time, and there is no present public market for the Company's common stock. The Company intends to have a sponsoring market maker file a Form 211 with the Financial Industry Regulatory Authority (FINRA) for a quotation on the over-the-counter bulletin board. There can be no assurance that the Company’s securities will be quoted on the bulletin board or any other quotation medium.

Dividends

The Company has not paid any cash dividends since its inception and does not contemplate paying any in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of the Company's business.

PENNY STOCK STATUS

If and when the Company develops a market for its common stock, it will be a  "penny stock," as the term is defined by Rule 3a51-1 of the Securities Exchange Act of 1934. This makes it subject to reporting,  disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

1. Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

2. Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

3. Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

4. The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a  written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. The imposition of these reporting and disclosure requirements on a broker or dealer make it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers. Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time, responsibility involved, and, as a result, this may have a deleterious effect on the market for the company's stock.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

The transfer agent, warrant agent and registrar for the Common Stock is American Stock Registrar and Transfer Co., Salt Lake City, Utah.

Item 10. RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued by Fluid Solutions, Inc. within the past three years and were not registered under the Securities Act:

On June 30, 2008, 20,000 shares of common stock were issued to officer and director Pantelis Zachos, pursuant to Section 4(2) of the Securities Act of 1933.

In June 2008, 10,000 shares were sold to 25 investors pursuant to Regulation D, Rule 504(b)(ii), registered in the State of Illinois as a Small Corporate Offering.

Item 11.  DESCRIPTION OF SECURITIES TO BE REGISTERED

Common stock

Holders of Common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors.

Holders of common stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights.

Holders of common stock do not have cumulative voting rights, which means that the holders of more than half of all voting rights with respect to common stock can elect all of the board of directors. The Board of directors is empowered to fill any vacancies on the Board of directors created by resignations, provided that it complies with quorum requirements.

Holders of Common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of directors out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon  liquidation.

As of July 30, 2008, there were 30,000 shares of common stock outstanding and 100 million common shares authorized.  As of that date, there were 26 shareholders of record.

Item 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Statutes

NRS 78.751 provides that the Company may provide in its articles of incorporation, by laws or by agreement, to indemnify the Company's officers and directors and affects their liability in that capacity, for any and all costs incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to the statute:

(a) Does not exclude  any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ARTICLES OF INCORPORATION AND BY-LAWS

The Company's Articles of Incorporation, provides that the Company shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of the State of Nevada, indemnify and hold harmless officers and directors from any and all liabilities and expenses imposed upon them in connection with any action, suit or other proceeding.

It is the position of the Securities and Exchange Commission that the indemnification of officers and directors is against public policy.

Item 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

This information appears under Item 15 and is incorporated by reference herein.

Item 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)

The following financial statements are filed as part of this Registration statement:

Report of Independent Registered Certified Public Accountant

 Financial Statements

 Balance Sheet

 Statement of Operations

 Statement of Stockholders’ Equity

 Statement of Cash Flows

 Notes to Financial Statements

(b)

The following exhibits are filed as part of this Registration Statement:

  EXHIBIT

  NUMBER                     DESCRIPTION

-----------                 -----------------------------------------

       3.1                Articles of Incorporation

       3.4                By-Laws

       4.1                Form of Common stock Certificate

       5.1                Opinion of Kenneth G. Eade, Attorney at Law

                            (including consent)

       23.1              Consent of Independent Accountant

       23.2              Consent of Kenneth G. Eade (Filed as part of

                            Exhibit 5.1).

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholder of
Fluid Solutions, Inc.

We have audited the accompanying balance sheet of Fluid Solutions, Inc. (a Development Stage Company) as of June 30, 2008, and the related statements of operations, stockholders’ equity and cash flows for the period from December 11, 2007 (inception) to June 30, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company's internal control over its financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as  evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Film Development Corporation as of September 30, 2007, and the results of its operations and cash flows for the period December 11, 2007 (inception) to June 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As described in Note 2 to the financial statements  the Company has not generated any significant revenue during the period December 11, 2007 (inception) through June 30, 2008 and has funded its operations primarily through the issuance of equity.  This matter raises substantial doubt about the Company’s ability to continue as a going concern unless it is able to generate sufficient cash flows through the issuance of additional debt or equity financing to meet its obligations and sustain its operations.  Management’s plans regarding those matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Gruber & Company, LLC

Lake Saint Louis, Missouri

September 4, 2008

Fluid Solutions, Inc. Balance Sheet For period ended June 30, 2008

ASSETS
Current Assets
Cash	$ 5,739
Total Current Assets	5,739
TOTAL ASSETS	5,73Z9

LIABILITIES AND STOCKHOLDERS EQUITY

Liabilities
Loan from affiliate	10,000
Total Liabilities	10,000
Equity
Common stocks, $.001 par value
Authorized shares; 100,000,000
Issued and outstanding shares; 20,000 at
December 31, 2007 and 30,000 at June 30, 2008	30
Paid in capital	29,970
Deficit accumulated during development stage	(34,261)
Total Stockholders' Equity (Deficit)	1,291
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 5,739

See notes to financial statements

Fluid Solutions, Inc. Statement of Operations

	December 31,	June 30,	Inception to
	2007	2008	June 30,2008
Income	$ -	-	-

Operating Expenses
General and Administrative	20,000	14,261	34,261

Total Expenses	20,000	14,261	34,261

Ordinary income (loss)	(20,000)	(14,261)	(34,261)

Net income	(20,000)	(14,261)	(34,261)

See notes to financial statements

Fluid Solutions, Inc. Statement of Cash Flows For the period ended June 30, 2008

CASH FLOWS FROM FINANCING ACTIVITIES

Cash from financing activities	30,000

Total cash operating activities	30.000

INCREASE (DECREASE) IN CASH	5,739

BEGINNING CASH	-

ENDING CASH	5,739

See notes to financial statements

16

Fluid Solutions, Inc. Statement of Stockholder's Equity For the period ended June 30, 2008

				Deficit
	Number of	Common		Accumulated
	Shares	Stock at	Paid in	During
	Outstanding	Par Value	Capital	Development

Beginning balance	0	0	0	0

Stocks issued for cash	20,000	20	18,980	20,000

Balance at December 31, 2007	20,000	20	18,980	20,000

Stocks issued for cash	10,000	10	10,990	14,261

Balance at June 30, 2008	30,000	30	29,970	34,261

See notes to financial statements

Fluid Solutions, Inc.

Notes to Financial Statements

For the period ended June 30, 2008

NOTE 1:   HISTORY OF OPERATIONS

Fluid Solutions, Inc. was incorporated on June 30, 2008 in the State of Nevada.  The Company has a plan of operations to bottle and sell natural mineral water and flavored mineral water.

NOTE 2:   CONTINUED EXISTENCE

The Company has not generated any significant revenue during the period ended June 30, 2008 and has funded its operations primarily through the issuance of equity. Accordingly, the Company’s ability to accomplish its business strategy and to ultimately achieve profitable operations is dependent upon its ability to obtain additional debt or equity financing.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company, as described above, is in the business of investing in operations of other companies. There can be no assurance that the Company will be successful in its endeavor.

NOTE 3:   SIGNIFICANT ACCOUNTING POLICIES

Stock Based Compensation.

Shares of the Company’s common stock may be issued for services. These issuances are valued at the fair market value of the services provided and the number of shares issued is determined based upon what the price of the common stock is on the date of each respective transaction.

Estimates.

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Instruments.

The carrying amounts for the Company’s cash, accounts payable, accrued liabilities and current portion of long term debt approximate fair value due to the short-term maturity of these instruments.

Income Taxes.

In February 1992, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” SFAS No. 109 required a change from the deferred method of accounting for income taxes of Accounting Principles Board (“APB”) Opinion No. 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (Loss) Per Share.

In February 1997, the FASB issued SFAS No. 128, “Earnings per Share.” SFAS No. 128 simplifies the standards for computing earnings per share (“EPS”) and was effective for financial statements issued for periods ending after December 15, 1997, with earlier application not permitted. Upon adoption, all prior EPS data was restated.

Basic EPS is determined using net income divided by the weighted average shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued.

NOTE 4:  RELATED PARTY TRANSACTIONS

On December 11, 2007, 20,000 shares of common stock were issued to officer director Pantelis Zachos, pursuant to Section 4(2) of the Securities Act of 1933, in exchange for setup costs and the company’s business plan.

NOTE 5:  STOCK OFFERING

In June 2008, 10,000 shares of common stock were sold to investors pursuant to the company’s Regulation D, Rule 504 small corporate offering registered in the state of Illinois.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Fluid Solutions, Inc. Registrant

Date: September 4, 2008	By /s/ Pantelis Zachos
Pantelis Zachos
President and Director

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